Exhibit 99.01

Press Release www.shire.com

Shire Delivers Strong 2012 Results and Reiterates Confidence in 2013

February 14, 2013 – Shire (LSE: SHP, NASDAQ: SHPG) announces results for the year to December 31, 2012.

Financial Highlights	Full Year 2012(1)
Product sales	$4,407 million	+12%
Product sales excluding ADDERALL XR	$3,978 million	+16%
Total revenues	$4,681 million	+10%

Non GAAP operating income	$1,474 million	+9%
US GAAP operating income	$949 million	-14%

Non GAAP diluted earnings per ADS	$6.10	+14%
US GAAP diluted earnings per ADS	$3.93	-13%

Non GAAP cash generation	$1,637 million	+18%
Non GAAP free cash flow	$1,256 million	+43%
US GAAP net cash provided by operating activities	$1,383 million	+29%

(1)   Percentages compare to the full financial year 2011.

The Non GAAP financial measures included within this release are explained on page 28, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 23 - 27.

Angus Russell, Chief Executive Officer, commented:

“It’s been another strong year for Shire with 12% growth in product sales and 14% growth in Non GAAP earnings which have driven particularly strong cash generation. While delivering strong financial results, we continue to invest in our emerging late stage R&D pipeline.

Our ADHD portfolio is performing very well in a growing global market and we see further growth going forward. The positive opinion received from the European regulators for ELVANSE is a significant milestone and we’re now preparing for country launches in some of the largest markets in Europe. All our rare disease treatments continue to grow and we saw particularly strong performance from FIRAZYR in its first full year in the US market. We advanced our plans for developing our Regenerative Medicine business with the acquisition of VASCUGEL and the approval of DERMAGRAFT in Canada.

Our late stage R&D pipeline now holds the prospect of future growth from LDX (the active ingredient in VYVANSE) in major depressive disorder, binge eating disorder and negative symptoms of schizophrenia. Our intrathecal programs are also progressing well as we plan the next clinical trials for Hunter CNS and Sanfilippo A and continue to enrol MLD patients into the ongoing Phase 1/2 trial. A phase 2b study of SPD602, our iron chelating product, is underway and headline results are expected later this year.

We’ve completed a number of in-licensing deals and acquisitions in 2012, bringing us new technology platforms in rare diseases, hematology and a range of early stage and exciting differentiated treatments.

We’ve put in place our leadership succession plan. Dr. Flemming Ørnskov joined us at the beginning of January and is familiarizing himself with the business before he assumes the role of CEO at the end of April. His considerable pharmaceutical and international experience will benefit Shire going forward. Today we announce that Sylvie Gregoire, President of our HGT business, has decided to leave Shire at the end of March, after five years. We’re grateful for her significant contributions to the growth of Shire through establishing HGT as a leader in rare diseases.

Shire is in great shape, with the current business performing well, a promising pipeline of new growth opportunities, and the strategy in place to deliver an exciting future. As we look forward to the year ahead, we expect our financial results to show further growth in line with current consensus earnings expectations for 2013(1).”

(1)	See page 3 for assumptions

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

FINANCIAL SUMMARY

Full Year 2012 Unaudited Results

	Full Year 2012			Full Year 2011
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	4,681	-	4,681	4,263	-	4,263
Operating income	949	525	1,474	1,109	248	1,357
Diluted earnings per ADS	$3.93	$2.17	$6.10	$4.53	$0.81	$5.34

•
Product sales in 2012 were up 12% to $4,407 million (2011: $3,950 million). On a Constant Exchange Rate (“CER”) basis, which is a Non GAAP measure, product sales were up 13%.

Product sales excluding ADDERALL XR® grew strongly and were up 16%, driven particularly by growth from VYVANSE® (up 28% to $1,030 million), VPRIV® (up 20% to $307 million), INTUNIV® (up 29% to $288 million) and FIRAZYR® (up 252% to $116 million).

ADDERALL XR product sales were down 19% to $429 million primarily due to lower prescription volumes following the approval of a new generic version of ADDERALL XR in Q2 2012. Reported product sales were also impacted by the accounting for the settlement of the Impax Laboratories, Inc. (“Impax”) litigation (see page 6 for further details).

•
Total revenues increased by 10% (up 12% on a CER basis) as the growth in product sales was partially offset by lower royalties and other revenues (down 12%), primarily ADDERALL XR royalties following the launch of a new generic competitor in Q2 2012. The decline in ADDERALL XR royalties was partially offset by the recognition of one-time royalty income of $38 million following resolution of a disagreement with GlaxoSmithKline (“GSK”) and ViiV Healthcare (“ViiV”) relating to royalty payments for 3TC® and ZEFFIX®.

•
On a Non GAAP basis:
Operating income was up 9% to $1,474 million (2011: $1,357 million), as we invested in our promising pipeline leading to total operating expenses increasing at a slightly higher rate than total revenues. Research and Development expenditure was up 16% particularly due to investment in new uses for lisdexamfetamine dimesylate(1) (“LDX”) and SPD602 for Iron Overload. The effect of higher Research and Development expenditure was moderated by a lower rate of increase in Selling, General and Administrative expenditure (up 7%).

On a US GAAP basis:
Operating income in 2012 was down 14% to $949 million (2011: $1,109 million) primarily resulting from charges to impair intangible assets for RESOLOR® in the EU ($198 million) in 2012. The impairments were due to lower actual and projected performance for the product given the increasingly challenging European reimbursement environment. Operating income in 2012 was also impacted by a charge of $58 million in relation to the agreement in principle with the US Government to resolve a previously disclosed civil investigation (see page 6 for further details).

•
Non GAAP diluted earnings per American Depository Share (“ADS”) increased 14% to $6.10 (2011: $5.34), due to higher Non GAAP operating income and a lower effective tax rate on Non GAAP income of 18% (2011: 22%).

On a US GAAP basis diluted earnings per ADS decreased 13% to $3.93 (2011: $4.53) primarily due to the lower US GAAP operating income, partially offset by a lower US GAAP effective tax rate of 18% (2011: 21%).

(1)	LDX, currently marketed as VYVANSE in the US and ELVANSE in certain territories in the EU for the treatment of ADHD.

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•
Cash generation, a Non GAAP measure, grew strongly by 18% to $1,637 million (2011: $1,391 million) as higher cash receipts from gross product sales and improved cash collections for aged European receivables more than offset higher operating expenses and sales deduction payments in the year.

Free cash flow, also a Non GAAP measure, was up 43% to $1,256 million (2011: $879 million) due to higher cash generation, lower cash tax payments and lower capital expenditure.

On a US GAAP basis, net cash provided by operating activities was up 29% to $1,383 million (2011: $1,074 million).

•
Reflecting our strong cash generation, net cash (also a Non GAAP measure) at December 31, 2012 was $373 million (December 31, 2011: Non GAAP net debt of $488 million) including the impact of share purchases totalling $106 million under the share buy-back program.

OUTLOOK

We enter 2013 in a good position following our strong performance in 2012 and the investments we have made in previous years. We anticipate that our highly differentiated portfolio will deliver product sales growth in the low double digits.

We note the recent news of the approval of Barr’s ANDA for ADDERALL XR. We derive insignificant income from our authorised generic supply contract with Barr (now owned by TEVA). We believe that branded ADDERALL XR can continue to compete successfully in a generic market as it has done over the last four years.

Royalties and other revenues are expected to be 30-40% lower than 2012. This reflects a full year’s impact of the lower ADDERALL XR authorized generic royalty rate receivable from Impax, along with generic competition and patent expiry on other products, and the one-time $38 million of royalty income recorded in Q4 2012 following the resolution of the disagreement with GSK.

Our Non GAAP gross margin is expected to be at a similar level to 2012.

We expect high single digit growth in combined Non GAAP R&D and SG&A costs, with growth significantly weighted towards Non GAAP R&D as we continue to invest in our promising pipeline and progress our late stage clinical trials.

Our core effective tax rate on Non GAAP income is anticipated to remain in the range of 18-20%.

As we look forward to the year ahead, we expect our financial results to show further growth in line with current consensus earnings expectations for 2013 (1).

(1)
Based on the most recent consensus estimates compiled by Consensus Forecast Ltd, as of the date of this press release, of $6.72 Non GAAP diluted earnings per ADS for the year ended 31 December 2013, available on Shire’s website (http://www.shire.com/shireplc/en/investors/forecasts).

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FINANCIAL SUMMARY

Fourth Quarter 2012 Unaudited Results

Financial Highlights	Q4 2012(1)
Product sales	$1,098 million	+5%
Product sales excluding ADDERALL XR	$1,016 million	+10%
Total revenues	$1,201 million	+5%

Non GAAP operating income	$368 million	0%
US GAAP operating income	$79 million	-74%

Non GAAP diluted earnings per ADS	$1.58	+4%
US GAAP diluted earnings per ADS	$0.22	-83%

Non GAAP cash generation	$452 million	+1%
Non GAAP free cash flow	$314 million	-11%
US GAAP net cash provided by operating activities	$372 million	-9%

(1)	Percentages compare to equivalent 2011 period.

•
Product sales in Q4 2012 were up 5% (up 5% on a CER basis) to $1,098 million (Q4 2011: $1,049 million).

Product sales excluding ADDERALL XR were up 10% due to strong growth particularly from VYVANSE (up 18% to $257 million), INTUNIV (up 24% to $81 million) and FIRAZYR (up 132% to $35 million). The growth in product sales excluding ADDERALL XR was moderated by DERMAGRAFT® (down 65% to $19 million) due to the ongoing restructuring of the Regenerative Medicine (“RM”) sales and marketing organization.

ADDERALL XR product sales were down 35% to $82 million primarily due to lower prescription demand following the approval of a new generic version of ADDERALL XR in Q2 2012, the accounting for the settlement of the Impax litigation (see page 6 for further details) and higher sales deductions.

•
Total revenues were up 5% due to both higher product sales and royalties. Royalties in Q4 2012 benefited from one-time royalty income of $38 million for 3TC and ZEFFIX following the resolution of the disagreement with GSK and ViiV.

•
On a Non GAAP basis:
Operating income remained broadly constant at $368 million (Q4 2011: $369 million), as the increase in total revenues was offset by higher Research and Development expenditure (up 14%) as we continue to invest in a number of early and late stage pipeline programs expected to drive future growth. The effect of higher Research and Development expenditure was moderated by a lower rate of increase in Selling, General and Administrative expenditure (up 5%).

On a US GAAP basis:
Operating income was down 74% to $79 million (Q4 2011: $304 million) primarily due to charges to impair intangible assets relating to RESOLOR in the EU of $171 million and higher legal and litigation costs in Q4 2012, including a charge of $58 million in relation to the agreement in principle with the US Government.

•
Non GAAP diluted earnings per ADS increased 4% to $1.58 (Q4 2011: $1.51) as broadly constant Non GAAP operating income benefited from a lower effective tax rate on Non GAAP income of 15% (Q4 2011: 19%).

On a US GAAP basis diluted earnings per ADS decreased 83% to $0.22 (Q4 2011: $1.33), due to lower US GAAP operating income together with a higher US GAAP effective tax rate of 35% (Q4 2011: 14%).

•
Cash generation, a Non GAAP measure, increased by 1% to $452 million (Q4 2011: $447 million).

Free cash flow, also a Non GAAP measure, decreased by 11% to $314 million (Q4 2011: $351 million) primarily due to higher cash tax payments in the quarter.

On a US GAAP basis, net cash provided by operating activities was down 9% to $372 million (Q4 2011: $409 million).

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FOURTH QUARTER 2012 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

ELVANSE® (LDX) for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”) in Europe

•
On December 18, 2012 Shire announced a positive outcome from the European Decentralized Procedure for ELVANSE (to be known as TYVENSE® in Ireland). ELVANSE is indicated as part of a comprehensive treatment program for ADHD in children aged 6 years of age and over when response to previous methylphenidate treatment is considered clinically inadequate.

Pipeline

LDX for the treatment of Binge Eating Disorder (“BED”)

•	A Phase 3 clinical program to evaluate the efficacy and safety of LDX in adults with BED was initiated in Q4 2012.

LDX for the treatment of Negative Symptoms of Schizophrenia (“NSS”)

•
A Phase 3 clinical program to evaluate the efficacy and safety of LDX as adjunctive treatment to antipsychotic medications on negative symptoms in adults who have persistent predominant NSS was initiated in Q4 2012.

FIRAZYR for the treatment for Angiotensin Converting Enzyme Inhibitor-Induced Angioedema (“ACE-I AE”)

•
In December 2012, Shire submitted a supplemental Marketing Authorization Application to the European Medicines Agency (“EMA”) seeking approval for FIRAZYR for the treatment of ACE-I AE in Europe. Depending upon the outcome of discussions with the US Food and Drug Administration (“FDA”) about appropriate development pathways for FIRAZYR as a possible ACE-I AE treatment option, Phase 3 studies for the US market could begin in 2013.

VPRIV for the treatment of Gaucher disease (Type 1)

•	In December 2012, Shire filed with the EMA in Europe for the VPRIV label to be updated with data regarding the impact of VPRIV on certain parameters of bone disease in Type 1 Gaucher patients.

HGT2310 for the treatment of Hunter Syndrome with Central Nervous System (“CNS”) symptoms, idursulfase-IT

•
HGT2310 is in development as an Enzyme Replacement Therapy (“ERT”) delivered intrathecally for Hunter Syndrome patients with CNS symptoms. Shire initiated a Phase 1/2 clinical trial in Q1 2010 which has now completed. The top line results of this trial indicate that HGT2310 appears to be well tolerated at all three doses studied during the timeframe of the trial. Furthermore, dose-dependent drug activity in vivo was evidenced by a decline in glycosaminoglycan (“GAG”) levels in cerebrospinal fluid following treatment, a biomarker of metabolic activity. Full results from this trial will be presented at the American College of Medical Genetics (“ACMG”) meeting in March 2013. Shire is currently planning a pivotal clinical trial which is expected to initiate in the second half of 2013, subject to customary regulatory interactions with the FDA and EMA.

HGT1410 for Sanfilippo A Syndrome (Mucopolysaccharidosis IIIA)

•
HGT1410 is in development as an ERT delivered intrathecally for the treatment of Sanfilippo A Syndrome (Mucopolysaccharidosis IIIA). Shire initiated a Phase 1/2 clinical trial in August 2010 which has now completed. The top line results of this trial indicate that HGT1410 appears to be well tolerated at all three doses studied during the timeframe of the trial. Furthermore, dose-dependent drug activity in vivo was evidenced by a decline in GAG levels in cerebrospinal fluid following treatment. Full results from this trial will be presented at the ACMG meeting in March 2013. Shire is currently planning the next clinical trial for HGT1410, designed to measure a clinical response, which is expected to initiate in the second half of 2013, subject to customary regulatory interactions with the FDA and EMA.

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ABH001 for the treatment of Epidermolysis Bullosa (“EB”)

•	In February 2013, Shire enrolled the first patient in its Phase 3 clinical program for EB.

OTHER DEVELOPMENTS

Legal Proceedings

Shire reaches agreement in principle with the US Government

•
On February 1, 2013 Shire announced that it had reached an agreement in principle to resolve the previously disclosed civil investigation into Shire’s U.S. sales and marketing practices relating to ADDERALL XR, VYVANSE and DAYTRANA®. The agreement also addresses sales and marketing practices relating to LIALDA® and PENTASA® pursuant to a subsequent voluntary disclosure made by Shire. Shire has recorded a $57.5 million charge in Q4 2012, comprised of the agreement in principle amount, interest and costs. The agreement in principle is subject to change until this matter is finally resolved. Discussions between Shire and the US Government are ongoing to establish a final resolution to the investigation.

Settlement of litigation with Impax

•	On February 7, 2013 Shire and Impax settled all litigation relating to Shire’s contract to supply Impax with authorized generic ADDERALL XR.

Under the terms of the settlement Shire will make a one-time cash payment to Impax of $48.0 million and Shire and Impax entered into an amended supply agreement which will govern the supply of authorized generic ADDERALL XR from Shire to Impax until the end of the supply term on September 30, 2014. The cash payment has been recorded as a liability at December 31, 2012. As it represents a payment to a customer, the cash payment has been recorded in the Income Statement as a reduction in reported ADDERALL XR product sales ($42.0 million) and royalties ($6.0 million) in 2012, in accordance with US GAAP. The reduction to revenues for Q4 2012 was $8.0 million, with the balance having been recorded in earlier periods.

Collective dismissal and business closure at Turnhout

•
On January 23, 2013 Shire announced that it had decided to proceed with a collective dismissal and business closure at its site in Turnhout, Belgium. This decision follows the conclusion of an information and consultation process.

Shire will continue to sell RESOLOR in Europe and the supply of RESOLOR for patients in Europe who rely on the medicine will not be affected.

Acquisition of Lotus Tissue Repair, Inc.

•
On February 12, 2013 Shire completed the acquisition of Lotus Tissue Repair, Inc. of Cambridge, MA, a privately held biotechnology company developing the first and only protein replacement therapy currently being investigated for the treatment of dystrophic epidermolysis bullosa (“DEB”). DEB is a devastating orphan disease for which there is no currently approved treatment option other than palliative care. Shire purchased the company for an upfront cash payment and further contingent cash payments may be payable in future periods, depending on the achievement of certain safety and development milestones.

Leadership Team Changes

•
We announce today that Sylvie Gregoire, President of our HGT business will leave Shire at the end of March after five years with the Company. Sylvie has contributed to the growth of Shire through leading the building of our rare diseases business; we’re grateful for her significant contributions and we wish her well in the future. Flemming Ørnskov will assume interim leadership of this business from the end of March. Mike Yasick, who for the last five years has led Shire’s largest business unit, Behavioral Health, will assume interim leadership of the SP business from the end of March.

•
On November 15, 2012 Shire announced that Dr. Jeff Jonas had been appointed as President of Shire’s RM business and has joined the Shire Leadership Team. Jeff has been closely involved with the RM business since Shire acquired it as Advanced BioHealing Inc. (“ABH”) in June 2011. In addition to his role as head of the SP R&D team, Jeff has been leading the RM R&D team and has been a member of the RM leadership team. As previously announced, Kevin Rakin, who led ABH since 2007 and during its integration into Shire, has stepped down from his position as RM President and from the Shire Leadership Team to pursue new career interests.

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Share buy-back Program

•
Shire has a strong balance sheet and continued robust cash generation, and considers efficient use of capital on behalf of shareholders an important objective. Therefore in Q4 2012 Shire commenced a share buy-back program, for the purpose of returning funds to shareholders, of up to $500 million, through both direct purchases of ordinary shares and through the purchase of ordinary shares underlying American Depositary Receipts. As of February 13, 2013 Shire had made on-market repurchases totaling 4,776,274 ordinary shares at a cost of $143 million (excluding transaction costs).

For the weighted average number of shares used for Non GAAP diluted earnings per ADS, please refer to the Non GAAP reconciliation tables on pages 23 - 26.

DIVIDEND

In respect of the six months ended December 31, 2012 the Board has resolved to pay an interim dividend of 14.60 US cents per ordinary share (2011: 12.59 US cents per ordinary share).

Dividend payments will be made in Pounds Sterling to ordinary shareholders and in US Dollars to holders of ADSs. A dividend of 9.39 pence per ordinary share (2011: 7.96 pence) and 43.80 US cents per ADS (2011: 37.77 US cents) will be paid on April 9, 2013 to shareholders on the register as at the close of business on March 8, 2013.

Together with the first interim payment of 2.73 US cents per ordinary share (2011: 2.48 US cents per ordinary share), this represents total dividends for 2012 of 17.33 US cents per ordinary share (2011: 15.07 US cents per ordinary share), an increase of 15% in US Dollar terms.

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations

- Eric Rojas	erojas@shire.com	+1 781 482 0999

- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894 157

Media

- Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280

- Gwen Fisher (Specialty Pharma)	gfisher@shire.com	+1 484 595 9836

- Jessica Cotrone (Human Genetic Therapies)	jcotrone@shire.com	+1 781 482 9538

- Lindsey Hart (Regenerative Medicine)	lhart@shire.com	+1 615 250 3311

Dial in details for the live conference call for investors 14:00 GMT / 09:00 EST on February 14, 2013:

UK dial in:	0808 237 0030 or 0203 139 4830

US dial in:	1 866 928 7517 or 1 718 873 9077

International Access Numbers:	Click Here

Password/Conf ID:	99054603#

Live Webcast:	http://www.shire.com/shireplc/en/investors

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OVERVIEW OF FULL YEAR 2012 FINANCIAL RESULTS

1.           Product sales

For the year to December 31, 2012 product sales increased by 12% to $4,406.7 million (2011: $3,950.2 million) and represented 94% of total revenues (2011: 93%).

		Year on year growth			US Exit Market Share(1)
Product sales	Sales $M	Sales	CER	US Rx(1)

VYVANSE	1,029.8	+28%	+28%	+17%	17%
ELAPRASE®	497.6	+7%	+11%	n/a(2)	n/a(2)
REPLAGAL®	497.5	+5%	+10%	n/a(3)	n/a(3)
LIALDA/MEZAVANT®	399.9	+7%	+8%	+5%	22%
VPRIV	306.6	+20%	+23%	n/a(2)	n/a(2)
INTUNIV	287.8	+29%	+29%	+34%	5%
PENTASA	265.8	+6%	+6%	-5%	14%
FOSRENOL®	172.0	+3%	+6%	-19%	4%
DERMAGRAFT(4)	153.8	+46%	+46%	n/a(2)	n/a(2)
FIRAZYR	116.3	+252%	+258%	n/a(2)	n/a(2)
OTHER	250.6	-5%	-2%	n/a	n/a
Excluding ADDERALL XR	3,977.7	+16%	+18%
ADDERALL XR	429.0	-19%	-19%	-11%	5%
Total	4,406.7	+12%	+13%

(1)	Data provided by IMS Health National Prescription Audit (“IMS NPA”). Exit market share represents the average US market share in the month ended December 31, 2012.
(2)	IMS NPA Data not available.
(3)	Not sold in the US in 2012.
(4)	DERMAGRAFT was acquired by Shire on June 28, 2011 (sales growth above reflects full year 2012 sales compared to post acquisition sales for 2011).

VYVANSE – ADHD

VYVANSE product sales grew strongly (28%) in 2012 as a result of higher prescription demand, due to growth in US ADHD market (+9%) and VYVANSE’s share of that market, and as a result of a price increase taken in 2012. These positive factors, together with lower sales deductions in 2012, more than offset the effect of higher retailer destocking in 2012 compared to 2011 and some shipment slippage at the end of the fourth quarter.

ELAPRASE– Hunter syndrome

Reported ELAPRASE sales growth (7%) was driven by an increase in the number of patients on therapy. On a CER basis, ELAPRASE sales grew by 11% as reported sales were held back by unfavorable foreign exchange (amounting to approximately $20 million) primarily due to weaker European currencies in 2012 compared to 2011. The increase in ELAPRASE sales between Q3 and Q4 of 2012 was partly driven by the timing of certain large orders from markets which order less frequently.

REPLAGAL – Fabry disease

Reported REPLAGAL sales growth (5%) was driven by an increase in the number of patients on therapy. On a CER basis, REPLAGAL sales grew by 10%, as reported sales were impacted by unfavorable foreign exchange (amounting to approximately $26 million), primarily due to weaker European currencies in 2012 compared to 2011. The reduction in REPLAGAL sales between the third and fourth quarter of 2012 was partly driven by the timing of certain large orders from markets which order less frequently.

LIALDA/MEZAVANT – Ulcerative colitis

The growth in product sales for LIALDA/MEZAVANT (7%) in 2012 was primarily driven by higher market share in the US and a price increase taken since Q4 2011, the effects of which were partially offset by product destocking in 2012 compared to a small amount of product stocking in 2011 and higher sales deductions in 2012. Growth in US net product sales was partially offset by the impact of lower priced imports into certain European markets.

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VPRIV – Gaucher disease

Reported VPRIV sales growth (20%) was driven by an increase in the number of patients on therapy. On a CER basis, VPRIV sales increased by 23% as reported sales were also held back by unfavorable foreign exchange (amounting to approximately $8 million).

INTUNIV – ADHD

INTUNIV product sales were up 29% compared to 2011, primarily driven by strong growth in US prescription demand (up 34% compared to 2011), together with price increases taken during 2012. These positive factors were partially offset by lower stocking in 2012 and higher sales deductions in 2012 compared to 2011.

PENTASA – Ulcerative colitis

PENTASA product sales were up 6% as the benefit of price increases was partially offset by lower prescription demand, a small amount of destocking in 2012 and higher sales deductions as compared to 2011.

FOSRENOL – Hyperphosphatemia

Product sales of FOSRENOL in the US increased (3%) due to the effect of price increases in 2012 and lower sales deductions compared to 2011, which more than offset the decline in prescription demand. Product sales of FOSRENOL outside the US decreased marginally primarily because of the impact of unfavorable foreign exchange.

DERMAGRAFT – Diabetic Foot Ulcers (“DFU”)

DERMAGRAFT product sales were up 46%(1) compared to sales reported by Shire subsequent to acquisition in 2011. On a full year basis, sales for DERMAGRAFT were down 21% reflecting the impact of an ongoing restructuring of the RM sales and marketing organization and the implementation of a new commercial model, all of which is expected to position DERMAGRAFT for future sales growth.

(1)	Shire acquired DERMAGRAFT through its acquisition of ABH on June 28, 2011 and reported revenues from DERMAGRAFT of $105.3m relating to the post acquisition period in 2011.

FIRAZYR – Hereditary Angioedema

Reported FIRAZYR sales growth (252%) was driven largely by the first full year of sales in the US market, following launch of FIRAZYR in the market in Q4 2011.

ADDERALL XR – ADHD

ADDERALL XR product sales decreased (-19%) in 2012 as a result of lower US prescription demand following the introduction of a new generic competitor and the impact of the accounting for the legal settlement with Impax, which reduced reported product sales by $42 million in 2012, in addition to the effect of product destocking in 2012 compared to stocking in 2011 and, higher sales deductions. These negative factors were partially offset by the benefit of a price increase taken during 2012.

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2.	Royalties

Product	Royalties to Shire $M	Year on year growth	CER
3TC and ZEFFIX	91.6	+11%	+11%
ADDERALL XR	70.3	-34%	-34%
FOSRENOL	53.3	+15%	+15%
Other	26.4	-44%	-42%
Total	241.6	-15%	-15%

Royalties from 3TC and ZEFFIX include one-time royalty income of $38 million in respect of prior periods due to resolution of the disagreement between Shire, GSK and ViiV as to how the royalty rate for these products should be applied. This one-time income more than offset the underlying decline in 3TC and Zeffix royalties as a result of increased competition and the expiry of patents in certain territories in 2012.

Royalties from ADDERALL XR in 2012 were significantly impacted by the lower royalty rate payable on sales of authorized generic ADDERALL XR by Impax, following the launch of a new generic version of ADDERALL XR in late Q2 2012.

FOSRENOL royalties increased primarily due to higher royalties received on sales in Japan.

Other royalties decreased primarily due to increased generic competition.

3.	Financial details

Cost of product sales

	2012		2011
	$M	% of product sales	$M	% of product sales
Cost of product sales (US GAAP)	645.4	15%	588.1	15%
Transfer of manufacturing from Owings Mills	-		(11.3)
Unwind of inventory fair value adjustment	-		(11.0)
Depreciation	(31.5)		(33.2)
Non GAAP Cost of product sales	613.9	14%	532.6	13%

Non GAAP cost of product sales as a percentage of product sales increased slightly in 2012 primarily due to slight dilution from DERMAGRAFT following the acquisition of ABH in Q2 2011.

US GAAP cost of product sales as a percentage of product sales remained constant as the impact of lower Non GAAP gross margins in 2012 was offset by the fair value adjustment relating to DERMAGRAFT inventories and costs incurred on the transfer of manufacturing from Owings Mills in 2011 which were not repeated in 2012.

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Research and Development (“R&D”)

	2012		2011
	$M	% of product sales	$M	% of product sales
R&D (US GAAP)	965.5	22%	770.7	20%
Impairment of intangible assets	(71.2)		(16.0)
Payment in respect of in-licensed and acquired products	(23.0)		-
Depreciation	(22.5)		(25.2)
Non GAAP R&D	848.8	19%	729.5	18%

Non GAAP R&D increased by $119.3 million, or 16%, due to our continuing investment in a number of targeted R&D programs, particularly new uses for LDX and recently acquired assets including SPD602 for iron overload (acquired with FerroKin Biosciences Inc. (“FerroKin”)). R&D costs also include the first full year of RM’s R&D expenditure.

US GAAP R&D increased by $194.8 million, or 25%, a higher rate of increase than on a Non GAAP basis as 2012 included higher in-process R&D (“IPR&D”) impairment charges relating to RESOLOR EU intangible assets and up-front payments in respect of in-licensed and acquired products.

Selling, General and Administrative (“SG&A”)

	2012		2011
	$M	% of product sales	$M	% of product sales
SG&A (US GAAP)	2,114.0	48%	1,751.4	44%
Intangible asset amortization	(194.1)		(165.0)
Impairment of intangible assets	(126.7)		-
Legal and litigation costs(1)	(102.6)		-
Depreciation	(59.8)		(63.1)
Non GAAP SG&A	1,630.8	37%	1,523.3	39%

(1)
In Q2 2012 Shire amended its Non GAAP policy to exclude costs related to the settlement of litigation, government investigations and other disputes, together with related external legal costs. Non GAAP SG&A in 2011 has not been restated as the amounts incurred in that period were not significant.

Non GAAP SG&A increased by $107.5 million, or 7%, as we continue to invest in our business to support our growth objectives. Non GAAP SG&A also included the first full year of RM’s SG&A expenditure. Reported costs benefited (by 2 percentage points) from the stronger US Dollar in 2012.

US GAAP SG&A increased by $362.6 million, or 21%, a higher rate of increase than on a Non GAAP basis, as 2012 included higher intangible asset amortization, the impact of impairment charges and higher legal and litigation costs, which included a charge of $57.5 million in relation to the agreement in principle with the US Government and settling the litigation related to the termination of co-promotion agreement for VYVANSE.

Impairment charges relate to RESOLOR intangible assets as the actual and projected performance for RESOLOR has been adversely affected by the challenging European reimbursement environment. Shire has evaluated alternative sales and marketing strategies for RESOLOR in response to these challenges but has judged that projected profitability levels will continue to be below the level forecast at the time of the acquisition of Movetis N.V. (“Movetis”).

Gain on sale of product rights

For the year to December 31, 2012 Shire recorded a gain on sale of product rights of $18.1 million (2011: loss of $6.0 million) following re-measurement of the contingent consideration receivable from the divestment of DAYTRANA.

12

Integration and acquisition costs

For the year to December 31, 2012 Shire recorded integration and acquisition costs of $25.2 million (2011: $13.7 million), primarily associated with the acquisition of FerroKin and the integration of ABH. In 2011 integration and acquisition costs primarily related to the acquisition of ABH.

Interest expense

For the year to December 31, 2012 Shire incurred interest expense of $38.2 million (2011: $39.1 million). Interest expense principally relates to the coupon and amortization of issue costs on Shire’s $1,100 million 2.75% convertible bonds due 2014.

Taxation

The effective tax rate on Non GAAP income in 2012 was 18% (2011: 22%) and the effective tax rate on US GAAP income was 18% (2011: 21%). The effective tax rate on both Non GAAP and US GAAP income in 2012 is lower than 2011 due to favorable changes in profit mix and the benefit of the recognition of foreign tax credits.

13

FINANCIAL INFORMATION

14

Unaudited US GAAP financial position as of December 31, 2012
Consolidated Balance Sheets
	December 31,	December 31,
	2012	2011
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	1,482.2	620.0
Restricted cash	17.1	20.6
Accounts receivable, net	824.2	845.0
Inventories	436.9	340.1
Deferred tax asset	229.9	207.6
Prepaid expenses and other current assets	221.8	174.9

Total current assets	3,212.1	2,208.2

Non-current assets:
Investments	38.7	29.9
Property, plant and equipment ("PP&E"), net	955.8	932.1
Goodwill	644.5	592.6
Other intangible assets, net	2,388.1	2,493.0
Deferred tax asset	46.5	50.7
Other non-current assets	31.5	73.7

Total assets	7,317.2	6,380.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,501.5	1,370.5
Convertible bonds	-	1,100.0
Other current liabilities	144.1	63.8

Total current liabilities	1,645.6	2,534.3

Non-current liabilities:
Convertible bonds	1,100.0	-
Deferred tax liability	520.8	516.6
Other non-current liabilities	241.6	144.3

Total liabilities	3,508.0	3,195.2

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 562.5 million shares issued and outstanding (2011: 1,000 million shares authorized; and 562.5 million shares issued and outstanding)	55.7	55.7
Additional paid-in capital	2,981.5	2,853.3
Treasury stock: 10.7 million shares (2011: 11.8 million)	(310.4)	(287.2)
Accumulated other comprehensive income	86.9	60.3
Retained earnings	995.5	502.9

Total equity	3,809.2	3,185.0

Total liabilities and equity	7,317.2	6,380.2

15

Unaudited US GAAP results for the three months and year to December 31, 2012
Consolidated Statements of Income

	3 months to	3 months to	Year to	Year to
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	$M	$M	$M	$M
Revenues:
Product sales	1,097.6	1,049.2	4,406.7	3,950.2
Royalties	87.2	83.7	241.6	283.5
Other revenues	16.4	9.3	32.9	29.7
Total revenues	1,201.2	1,142.2	4,681.2	4,263.4

Costs and expenses:
Cost of product sales(1)	166.6	153.4	645.4	588.1
R&D(1)	281.9	214.4	965.5	770.7
SG&A(1)	665.6	456.1	2,114.0	1,751.4
(Gain)/loss on sale of product rights	(1.6)	2.2	(18.1)	6.0
Reorganization costs	-	6.3	-	24.3
Integration and acquisition costs	10.1	5.8	25.2	13.7
Total operating expenses	1,122.6	838.2	3,732.0	3,154.2

Operating income	78.6	304.0	949.2	1,109.2

Interest income	0.8	0.4	3.1	1.9
Interest expense	(9.2)	(10.3)	(38.2)	(39.1)
Other (expense)/income, net	(6.3)	2.2	(2.7)	18.1
Total other expense, net	(14.7)	(7.7)	(37.8)	(19.1)

Income before income taxes and equity in earnings/(losses) of equity method investees	63.9	296.3	911.4	1,090.1
Income taxes	(22.4)	(40.3)	(167.0)	(227.6)
Equity in earnings/(losses) of equity method investees, net of taxes	0.5	(0.7)	1.0	2.5
Net income	42.0	255.3	745.4	865.0

(1)
Cost of product sales includes amortization of intangible assets relating to favorable manufacturing contracts of $nil for the three months to December 31, 2012 (2011: $0.4 million) and $0.7 million for the year to December 31, 2012 (2011: $1.7 million). R&D includes intangible asset impairment charges of $44.2 million (2011: $nil) for the three months to December 31, 2012 and $71.2 million (2011: $16.0 million) for the year to December 31, 2012. SG&A costs include amortization and impairment charges of intangible assets relating to intellectual property rights acquired of $174.2 million for the three months to December 31, 2012 (2011: $45.9 million) and $320.8 million for the year to December 31, 2012 (2011: $165.0 million).

16

Unaudited US GAAP results for the three months and year to December 31, 2012
Consolidated Statements of Income (continued)

	3 months to		3 months to		Year to		Year to
	December 31,		December 31,		December 31,		December 31,
	2012		2011		2012		2011

Earnings per ordinary share – basic	7.5	c	46.4	c	134.2	c	156.9	c

Earnings per ADS – basic	22.5	c	139.2	c	402.6	c	470.7	c

Earnings per ordinary share – diluted	7.4	c	44.4	c	130.9	c	150.9	c

Earnings per ADS – diluted	22.2	c	133.2	c	392.7	c	452.7	c

Weighted average number of shares:
	Millions		Millions		Millions		Millions

Basic	555.2		550.7		555.4		551.1
Diluted(1)	558.5		593.9		593.5		595.4

(1)	For the weighted average number of shares used for Non GAAP diluted earnings per ADS, please refer to the Non GAAP reconciliation tables on pages 23 - 26.

17

Unaudited US GAAP results for the three months and year to December 31, 2012
Consolidated Statements of Cash Flows

	3 months to December 31,		Year to December 31,
	2012	2011	2012	2011
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	42.0	255.3	745.4	865.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77.1	82.6	308.6	294.8
Share based compensation	22.1	21.0	87.1	75.7
Impairment of intangible assets	170.9	-	197.9	16.0
Gain on sale of non-current investments	(0.2)	-	(0.5)	(23.5)
(Gain)/loss on sale of product rights	(1.6)	2.2	(18.1)	6.0
Other	12.6	10.2	18.0	16.1
Movement in deferred taxes	(27.9)	(1.3)	(58.3)	(14.5)
Equity in (earnings)/losses of equity method investees	(0.5)	0.7	(1.0)	(2.5)
Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	45.2	(11.3)	22.2	(134.0)
Increase in sales deduction accrual	6.6	34.3	42.7	80.5
Increase in inventory	(6.3)	(21.6)	(88.2)	(64.4)
Increase in prepayments and other assets	(32.3)	(54.1)	(14.5)	(36.8)
Increase/(decrease) in accounts payable and other liabilities	64.0	91.4	136.7	(10.0)
Returns on investment from joint venture	-	-	4.9	5.2
Net cash provided by operating activities(A)	371.7	409.4	1,382.9	1,073.6

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in restricted cash	1.8	0.5	3.5	6.2
Purchases of subsidiary undertakings and businesses, net of cash acquired	-	(1.5)	(97.0)	(725.0)
Purchases of non-current investments	(5.9)	(2.4)	(18.0)	(10.7)
Purchases of PP&E	(58.0)	(58.4)	(149.6)	(194.3)
Purchases of intangible assets	-	-	(43.5)	(5.2)
Proceeds from disposal of non-current investments and PP&E	2.6	11.3	7.2	106.0
Proceeds from capital expenditure grants	-	-	8.4	-
Proceeds received on sale of product rights	4.1	3.2	17.8	12.0
Returns of equity investments and proceeds from short term investments	-	0.1	0.2	1.8
Net cash used in investing activities(B)	(55.4)	(47.2)	(271.0)	(809.2)

18

Unaudited US GAAP results for the three months and year to December 31, 2012
Consolidated Statements of Cash Flows (continued)

	3 months to December 31,		Year to December 31,
	2012	2011	2012	2011
	$M	$M	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from drawing of revolving credit facility	-	-	-	30.0
Repayment of revolving credit facility	-	-	-	(30.0)
Repayment of debt acquired through business combinations	-	-	(3.0)	(13.1)
Excess tax benefit associated with exercise of stock options	2.1	7.7	40.7	31.4
Payments to acquire shares under the share buy-back program	(106.5)	-	(106.5)	-
Payments to acquire shares by the Employee Benefit Trust ("EBT")	(48.4)	(25.0)	(99.3)	(151.8)
Proceeds from exercise of options	15.6	12.5	16.2	13.4
Deferred contingent consideration payments	(2.9)	-	(5.8)	-
Payment of dividend	(15.6)	(13.3)	(86.3)	(73.8)
Other	-	(0.5)	(0.3)	(1.5)
Net cash used in financing activities(C)	(155.7)	(18.6)	(244.3)	(195.4)
Effect of foreign exchange rate changes on cash and cash equivalents (D)	(0.3)	-	(5.4)	0.4
Net increase in cash and cash equivalents(A) +(B) +(C) +(D)	160.3	343.6	862.2	69.4
Cash and cash equivalents at beginning of period	1,321.9	276.4	620.0	550.6
Cash and cash equivalents at end of period	1,482.2	620.0	1,482.2	620.0

19

Unaudited US GAAP results for the three months and year to December 31, 2012
Selected Notes to the Financial Statements

 (1) Earnings Per Share (“EPS”)

	3 months to	3 months to	Year to	Year to
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	$M	$M	$M	$M

Numerator for basic EPS	42.0	255.3	745.4	865.0
Interest on convertible bonds, net of tax (1)	-	8.4	31.3	33.6

Numerator for diluted EPS	42.0	263.7	776.7	898.6

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(2)	555.2	550.7	555.4	551.1
Effect of dilutive shares:
Share based awards to employees(3)	3.3	9.7	4.6	10.9
Convertible bonds 2.75% due 2014(4)	-	33.5	33.5	33.4

Diluted(5)	558.5	593.9	593.5	595.4

(1)	For the three month period ended December 31, 2012 interest on the convertible bond has not been added back as the effect would be anti-dilutive
(2)	Excludes shares purchased by the EBT and under the share buy-back program and presented by Shire as treasury stock.
(3)	Calculated using the treasury stock method.
(4)	Calculated using the “if converted” method.
(5)	For the weighted average number of shares used for Non GAAP diluted earnings per ADS, please refer to the Non GAAP reconciliation tables on pages 23 - 26.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to	3 months to	Year to	Year to
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	Millions	Millions	Millions	Millions
Share based awards to employees(1)	6.7	2.7	5.2	2.9
Convertible bonds 2.75% due 2014(2)	33.5	-	-	-

(1)
Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

(2)
For the three month period ended December 31, 2012 the ordinary shares underlying the convertible bonds have not been included in the calculation of the diluted weighted average number of shares, as the effect of their inclusion would be anti-dilutive.

20

Unaudited US GAAP results for the year to December 31, 2012
Selected Notes to the Financial Statements

(2)  Analysis of revenues

Year to December 31,	2012	2011	2012	2012
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals
Behavioral Health
VYVANSE	1,029.8	805.0	28%	22%
ADDERALL XR	429.0	532.8	-19%	9%
INTUNIV	287.8	223.0	29%	6%
EQUASYM®	29.2	19.9	47%	1%
	1,775.8	1,580.7	12%	38%
Gastro Intestinal
LIALDA/MEZAVANT	399.9	372.1	7%	9%
PENTASA	265.8	251.4	6%	6%
RESOLOR	11.8	6.1	93%	<1%
	677.5	629.6	8%	15%
General products
FOSRENOL	172.0	166.9	3%	4%
XAGRID®	97.2	90.6	7%	2%
	269.2	257.5	5%	6%

Other product sales	112.4	147.8	-24%	2%
Total SP product sales	2,834.9	2,615.6	8%	61%

Human Genetic Therapies
ELAPRASE	497.6	464.9	7%	11%
REPLAGAL	497.5	475.2	5%	11%
VPRIV	306.6	256.2	20%	6%
FIRAZYR	116.3	33.0	252%	2%
Total HGT product sales	1,418.0	1,229.3	15%	30%

Regenerative Medicine
DERMAGRAFT	153.8	105.3	46%	3%
Total RM product sales	153.8	105.3	46%	3%

Total product sales	4,406.7	3,950.2	12%	94%

Royalties:
3TC and ZEFFIX	91.6	82.7	11%	2%
ADDERALL XR	70.3	107.1	-34%	2%
FOSRENOL	53.3	46.5	15%	1%
Other	26.4	47.2	-44%	<1%
Total royalties	241.6	283.5	-15%	5%

Other revenues	32.9	29.7	11%	1%

Total revenues	4,681.2	4,263.4	10%	100%

21

Unaudited US GAAP results for the three months to December 31, 2012
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to December 31,	2012	2011	2012	2012
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals
Behavioral Health
VYVANSE	256.5	217.1	18%	21%
ADDERALL XR	81.5	124.8	-35%	7%
INTUNIV	81.2	65.4	24%	7%
EQUASYM	7.9	4.3	84%	1%
	427.1	411.6	4%	36%
Gastro Intestinal
LIALDA/MEZAVANT	111.4	96.1	16%	9%
PENTASA	69.1	65.2	6%	6%
RESOLOR	3.5	2.1	67%	<1%
	184.0	163.4	13%	15%
General products
FOSRENOL	45.2	39.9	13%	4%
XAGRID	26.5	21.4	24%	2%
	71.7	61.3	17%	6%

Other product sales	26.5	30.5	-13%	2%
Total SP product sales	709.3	666.8	6%	59%

Human Genetic Therapies
ELAPRASE	139.3	124.0	12%	12%
REPLAGAL	118.2	120.9	-2%	10%
VPRIV	77.3	69.3	12%	6%
FIRAZYR	34.6	14.9	132%	3%
Total HGT product sales	369.4	329.1	12%	31%

Regenerative Medicine
DERMAGRAFT	18.9	53.3	-65%	1%
Total RM product sales	18.9	53.3	-65%	1%

Total product sales	1,097.6	1,049.2	5%	91%

Royalties:
3TC and ZEFFIX	56.8	18.6	205%	5%
ADDERALL XR	8.1	40.5	-80%	1%
FOSRENOL	16.3	15.1	8%	1%
Other	6.0	9.5	-37%	<1%
Total royalties	87.2	83.7	4%	7%

Other revenues	16.4	9.3	76%	2%

Total revenues	1,201.2	1,142.2	5%	100%

22

Unaudited results for the year to December 31, 2012
Non GAAP reconciliation

Year to December 31, 2012	US GAAP		Adjustments								Non GAAP

			(a)		(b)		(c)	(d)		(e)
	$M		$M		$M		$M	$M		$M	$M
Total revenues	4,681.2		-		-		-	-		-	4,681.2

Costs and expenses:
Cost of product sales	645.4		-		-		-	-		(31.5)	613.9
R&D	965.5		(71.2)		(23.0)		-	-		(22.5)	848.8
SG&A	2,114.0		(320.8)		-		-	(102.6)		(59.8)	1,630.8
Gain on sale of product rights	(18.1)		-		-		18.1	-		-	-
Integration and acquisition costs	25.2		-		(25.2)		-	-		-	-
Depreciation	-		-		-		-	-		113.8	113.8
Total operating expenses	3,732.0		(392.0)		(48.2)		18.1	(102.6)		-	3,207.3

Operating income	949.2		392.0		48.2		(18.1)	102.6		-	1,473.9

Interest income	3.1		-		-		-	-		-	3.1
Interest expense	(38.2)		-		-		-	-		-	(38.2)
Other (expense)/income, net	(2.7)		4.0		-		-	-		-	1.3
Total other expense, net	(37.8)		4.0		-		-	-		-	(33.8)
Income before income taxes and equity in earnings of equity method investees	911.4		396.0		48.2		(18.1)	102.6		-	1,440.1
Income taxes	(167.0)		(59.5)		(9.9)		-	(28.3)		-	(264.7)
Equity in earnings of equity method investees, net of tax	1.0		-		-		-	-		-	1.0
Net income	745.4		336.5		38.3		(18.1)	74.3		-	1,176.4
Impact of convertible debt, net of tax	31.3		-		-		-	-		-	31.3
Numerator for diluted EPS	776.7		336.5		38.3		(18.1)	74.3		-	1,207.7
Weighted average number of shares (millions) – diluted	593.5		-		-		-	-		-	593.5
Diluted earnings per ADS	392.7	c	170.0	c	19.4	c	(9.1c )	37.5	c	-	610.5	c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets for RESOLOR in the EU ($71.2 million), impairment charges of intellectual property rights acquired for RESOLOR in the EU ($126.7 million), amortization of intangible assets relating to intellectual property rights acquired ($194.1 million), impairment of available for sale securities ($4.0 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Up-front payments made to Sangamo Biosciences Inc. and for the acquisition of the US rights to prucalopride (marketed in certain countries in Europe as RESOLOR) ($23.0 million), costs primarily associated with the acquisition of FerroKin and the integration of ABH ($16.0 million), charges related to the change in fair value of deferred contingent consideration ($9.2 million), and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to fair value ($18.1 million) and tax effect of adjustments;
(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($102.6 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $113.8 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

23

Unaudited results for the year to December 31, 2011
Non GAAP reconciliation

Year to December 31, 2011	US GAAP	Adjustments	Non GAAP

(a)	(b)	(c)	(d)
$M	$M	$M	$M	$M	$M
Total revenues	4,263.4	-	-	-	-	4,263.4

Costs and expenses:
Cost of product sales	588.1	-	(11.0)	(11.3)	(33.2)	532.6
R&D	770.7	(16.0)	-	-	(25.2)	729.5
SG&A	1,751.4	(165.0)	-	-	(63.1)	1,523.3
Loss on sale of product rights	6.0	-	-	(6.0)	-	-
Reorganization costs	24.3	-	-	(24.3)	-	-
Integration and acquisition costs	13.7	-	(13.7)	-	-	-
Depreciation	-	-	-	-	121.5	121.5
Total operating expenses	3,154.2	(181.0)	(24.7)	(41.6)	-	2,906.9

Operating income	1,109.2	181.0	24.7	41.6	-	1,356.5

Interest income	1.9	-	-	-	-	1.9
Interest expense	(39.1)	-	-	-	-	(39.1)
Other income/(expense), net	18.1	2.4	-	(23.5)	-	(3.0)
Total other expense, net	(19.1)	2.4	-	(23.5)	-	(40.2)
Income before income taxes and equity in earnings of equity method investees	1,090.1	183.4	24.7	18.1	-	1,316.3
Income taxes	(227.6)	(58.7)	(8.3)	2.7	-	(291.9)
Equity in earnings of equity method investees, net of tax	2.5	-	-	-	-	2.5
Net income	865.0	124.7	16.4	20.8	-	1,026.9
Impact of convertible debt, net of tax	33.6	-	-	-	-	33.6
Numerator for diluted EPS	898.6	124.7	16.4	20.8	-	1,060.5
Weighted average number of shares (millions) – diluted	595.4	-	-	-	-	595.4
Diluted earnings per ADS	452.7	c	62.7	c	8.4	c	10.5	c	-	534.3	c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of intangible assets ($16.0 million), amortization of intangible assets relating to intellectual property rights acquired ($165.0 million), impairment of available for sale securities ($2.4 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Unwind of ABH inventory fair value adjustment ($11.0 million), costs associated with acquisition and integration of ABH ($13.6 million) and integration of Movetis ($8.3 million), less adjustment to contingent consideration payable for EQUASYM ($8.2 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Accelerated depreciation ($6.6 million) and dual running costs ($4.7 million) on the transfer of manufacturing from Owings Mills to a third party, re-measurement of DAYTRANA contingent consideration to fair value ($6.0 million), reorganization costs ($24.3 million) on the transfer of manufacturing from Owings Mills to a third party and the establishment of an international commercial hub in Switzerland, gain on disposal of investment in Vertex ($23.5 million), and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $121.5 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

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Unaudited results for the three months to December 31, 2012
Non GAAP reconciliation

3 months to December 31, 2012	US GAAP		Adjustments								Non GAAP

			(a)		(b)		(c)	(d)		(e)
	$M		$M		$M		$M	$M		$M	$M
Total revenues	1,201.2		-		-		-	-		-	1,201.2

Costs and expenses:
Cost of product sales	166.6		-		-		-	-		(7.9)	158.7
R&D	281.9		(44.2)		-		-	-		(4.2)	233.5
SG&A	665.6		(174.2)		-		-	(62.2)		(17.5)	411.7
Gain on sale of product rights	(1.6)		-		-		1.6	-		-	-
Integration and acquisition costs	10.1		-		(10.1)		-	-		-	-
Depreciation	-		-		-		-	-		29.6	29.6
Total operating expenses	1,122.6		(218.4)		(10.1)		1.6	(62.2)		-	833.5

Operating income	78.6		218.4		10.1		(1.6)	62.2		-	367.7

Interest income	0.8		-		-		-	-		-	0.8
Interest expense	(9.2)		-		-		-	-		-	(9.2)
Other expense, net	(6.3)		4.0		-		-	-		-	(2.3)
Total other expense, net	(14.7)		4.0		-		-	-		-	(10.7)
Income before income taxes and equity in earnings of equity method investees	63.9		222.4		10.1		(1.6)	62.2		-	357.0
Income taxes	(22.4)		(17.5)		0.2		-	(13.8)		-	(53.5)
Equity in earnings of equity method investees, net of tax	0.5		-		-		-	-		-	0.5
Net income	42.0		204.9		10.3		(1.6)	48.4		-	304.0
Impact of convertible debt, net of tax (1)	-		7.6		-		-	-		-	7.6
Numerator for diluted EPS	42.0		212.5		10.3		(1.6)	48.4		-	311.6
Weighted average number of shares (millions) – diluted(1)	558.5		33.5		-		-	-		-	592.0
Diluted earnings per ADS	22.5	c	106.5	c	5.1	c	(0.9c )	24.6	c	-	157.8	c

(1)	The impact of convertible debt, net of tax has a dilutive effect on Non GAAP basis.

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets for RESOLOR ($44.2 million), impairment charges of intellectual property rights acquired for RESOLOR in the EU ($126.7 million), amortization of intangible assets relating to intellectual property rights acquired ($47.5 million), impairment of available for sale securities ($4.0 million), and tax effect of adjustments;

(b)
Acquisition and integration activities: Costs primarily associated with the acquisition of FerroKin and the integration of ABH ($4.2 million), charges related to the change in fair value of deferred contingent consideration ($5.9 million), and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to fair value ($1.6 million), and tax effect of adjustments;
(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($62.2 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $29.6 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

25

Unaudited results for the three months to December 31, 2011
Non GAAP reconciliation

3 months to December 31, 2011	US GAAP		Adjustments							Non GAAP

			(a)		(b)		(c)		(d)
	$M		$M		$M		$M		$M	$M
Total revenues	1,142.2		-		-		-		-	1,142.2

Costs and expenses:
Cost of product sales	153.4		-		(2.0)		(2.3)		(10.8)	138.3
R&D	214.4		-		-		-		(8.8)	205.6
SG&A	456.1		(45.9)		-		-		(16.7)	393.5
Loss on sale of product rights	2.2		-		-		(2.2)		-	-
Reorganization costs	6.3		-		-		(6.3)		-	-
Integration and acquisition costs	5.8		-		(5.8)		-		-	-
Depreciation	-		-		-		-		36.3	36.3
Total operating expenses	838.2		(45.9)		(7.8)		(10.8)		-	773.7

Operating income	304.0		45.9		7.8		10.8		-	368.5

Interest income	0.4		-		-		-		-	0.4
Interest expense	(10.3)		-		-		-		-	(10.3)
Other income/(expense), net	2.2		-		-		-		-	2.2
Total other income/(expense), net	(7.7)		-		-		-		-	(7.7)
Income before income taxes and equity in earnings of equity method investees	296.3		45.9		7.8		10.8		-	360.8
Income taxes	(40.3)		(23.1)		(4.1)		(1.8)		-	(69.3)
Equity in earnings of equity method investees, net of tax	(0.7)		-		-		-		-	(0.7)
Net income	255.3		22.8		3.7		9.0		-	290.8
Impact of convertible debt, net of tax	8.4		-		-		-		-	8.4
Numerator for diluted EPS	263.7		22.8		3.7		9.0		-	299.2
Weighted average number of shares (millions) – diluted	593.9		-		-		-		-	593.9
Diluted earnings per ADS	133.2	c	11.5	c	1.9	c	4.6	c	-	151.2	c

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($45.9 million), and tax effect of adjustments;
(b)
Acquisition and integration activities: Unwind of ABH inventory fair value adjustment ($2.0 million), costs associated with the acquisition and integration of ABH ($3.5 million) and integration of Movetis ($2.3 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Dual running costs ($2.3 million) on the transfer of manufacturing from Owings Mills to a third party, re-measurement of DAYTRANA contingent consideration to fair value ($2.2 million), reorganization costs ($6.3 million) on the transfer of manufacturing from Owings Mills to a third party and establishment of an international commercial hub in Switzerland, and tax effect of adjustments; and

(d)	Depreciation: Depreciation of $36.3 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

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Unaudited results for the three months and year to December 31, 2012
Non GAAP reconciliation

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to December 31,		Year to December 31,
	2012	2011	2012	2011
	$M	$M	$M	$M
Net cash provided by operating activities	371.7	409.4	1,382.9	1,073.6
Tax and interest payments, net	79.9	37.4	230.8	317.4
Up-front payments in respect of in-licensed and acquired products	-	-	23.0	-
Non GAAP cash generation	451.6	446.8	1,636.7	1,391.0

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months to December 31,		Year to December 31,
	2012	2011	2012	2011
	$M	$M	$M	$M
Net cash provided by operating activities	371.7	409.4	1,382.9	1,073.6
Up-front payments in respect of in-licensed and acquired products	-	-	23.0	-
Capital expenditure	(58.0)	(58.4)	(149.6)	(194.3)
Non GAAP free cash flow	313.7	351.0	1,256.3	879.3

Non GAAP net cash/(debt) comprises:

	December 31,	December 31,
	2012	2011
	$M	$M
Cash and cash equivalents	1,482.2	620.0

Convertible bonds	(1,100.0)	(1,100.0)
Other debt	(9.3)	(8.2)
Non GAAP net cash/(debt)	372.9	(488.2)

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

www.shire.com

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THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third party payors in a timely manner for Shire's products may impact future revenues and earnings;

•
Shire relies on a single source for manufacture of certain of its products and a disruption to the supply chain for those products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis;

•
Shire uses third party manufacturers to manufacture many of its products and is reliant upon third party contractors for certain goods and services, and any inability of these third party manufacturers to manufacture products, or any failure of these third party contractors to provide these goods and services, in each case in accordance with its respective contractual obligations, could adversely affect Shire’s ability to manage its manufacturing processes or to operate its business;

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies and regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably  and fluctuations in buying or distribution patterns by such customers could adversely impact Shire’s revenues, financial conditions or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to obtain, maintain, enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including those risks outlined in “Item 1A: Risk Factors” in Shire’s Form 10-K for the years ended December 31, 2011 and 2012.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP research and development; Non GAAP selling, general and administrative; Non GAAP other income/expense; Non GAAP cash generation; Non GAAP free cash flow and Non GAAP net cash/(debt). These Non GAAP measures exclude the effect of certain cash and non-cash items, that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive directors.

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The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2012 and 2011, and from our Outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

Acquisitions and integration activities:
•	Up-front payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Noncontrolling interests in consolidated variable interest entities.

Divestments, re-organizations and discontinued operations:
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and re-organization activities;
•	Termination costs; and
•	Income/(losses) from discontinued operations.

Legal and litigation costs:
•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2011 and 2012 Non GAAP earnings.

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 23 to 27.

Growth at CER, which is a Non GAAP measure, is computed by restating 2012 results using average 2011 foreign exchange rates for the relevant period.

Average exchange rates for the year to December 31, 2012 were $1.59:£1.00 and $1.29:€1.00 (2011: $1.60:£1.00 and $1.39:€1.00). Average exchange rates for Q4 2012 were $1.61:£1.00 and $1.29:€1.00 (2011: $1.57:£1.00 and $1.35:€1.00).

TRADE MARKS

All trade marks designated ® and ™ used in this press release are trade marks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trade marks of GSK, PENTASA® which is a registered trade mark of FERRING B.V., LIALDA® which is a trade mark of Nogra International Limited, MEZAVANT® which is a trade mark of Giuliani International Limited and DAYTRANA® which is a trade mark of Noven Pharmaceuticals Inc. Certain trade marks of Shire plc or companies within the Shire group are set out in Shire’s Annual Report on Form 10-K for the years ended December 31, 2011 and 2012 and the Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2012.

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